MEMORANDUM  OF  UNDERSTANDING

This Memorandum confirms the agreement between Bentley House International Group (hereafter referred to as "BHIG") and Brot/LaSala Delaware corporation, EIN 13-4090134 (hereafter referred to as: B/L") on this 1st day of December 1999

Whereas BHIG is a publicly traded company that is the survivor of a reverse merger between Global TeleMedia International Inc. and Bentley House Furniture and,

Whereas BHIG is a diverse holding company for interests in technology, telecommunications, internet, international cable, construction and development, timber plantations, timber processing, furniture among others, and

Whereas B/L possess expertise in management, operations, finance, marketing and has many valuable contracts in the business world, and,

Whereas  BHIG  is  engaging  the  services of B/L as a valued executive advisor,

It is agreed that B/L will provide business advisory services to BHIG. Said engagement to be for the term of six months and may be renewed through agreement of the parties.

B/L  will  be  compensated  as  follows:

B/L will receive shares of free trading S-8 stock at the commencement of this engagement.

B/L will receive options for 500,000 shares of BHIG at a strike price of U.S. $.10 (ten cents) excisable for 24 months after each issuance, upon the deployment of each and every of the following operation units/assets during the term of this agreement or for the period of four months after its termination:
     -     Housing  Development  and  construction
     -     Timber  harvesting
     -     Furniture  production
     -     BentleyTel.com  (multi  function  card)
     -     Ultra-pulse
     -     Long  Distance/ISP  Service  in  BIMP-EAGA
     -     The  installment  of  voice  over  Internet  service  in  Australia
     -     Commercial/Institutional  real  estate  development



B/L will be reimbursed for all out of pocket expenses incurred in the execution of this agreement. No expense will be incurred without written authorization of BHIG prior to their occurrence.


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Agreed  to  by:

/s/                                                  12/23/99
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for  BHIG                                              Date

/s/                                                  12/23/99
---------------------------                          ---------
for  Brot/LaSala,  Ltd                                  Date


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